Exhibit 99.1

news release

Media Contact

Jim Trainor

Vice President

Corporate Communications

630.468.4828 (work)

630.334.7865 (cell)

FOR IMMEDIATE RELEASE

SIRVA Strengthens Financial Organization

CHICAGO, October 6, 2005 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today announced three new personnel appointments.

James J. Bresingham, presently Vice President of Business Development, has been named to the newly created position of Executive Vice President - Chief Accounting Officer, effective January 1, 2006.  He will report to the CFO. Prior to joining SIRVA in 2004, he was director of Business Development at Sears, Roebuck & Co. starting in 2001, and spent the previous seven years with PricewaterhouseCoopers LLP in various auditing and transaction services roles.  He also is a Certified Public Accountant.

Ronald L. Milewski, presently acting Chief Financial Officer, will become Executive Vice President – Restructuring and Chief Risk Officer, effective when a new CFO joins the Company. He has been in his present position since January of this year, and previously served as senior vice president of Global Risk Management, Chief Financial Officer, corporate controller, and vice president of finance for North American Van Lines.  He joined the company in 1990.

Andrew E. Reisman has joined the Company as Chief Compliance Counsel. He will report to Ralph Ford, Senior Vice President and General Counsel.  Previously, he served as Senior Advisor for Ethics,

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Compliance and Governance for LRN, Compliance Program Director for DIAGEO North America, and from 1983 – 2002 with General Electric, most recently as General Counsel for GE Supply.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world.  The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and insurance.  SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual consumers.  The company operates in more than 40 countries with approximately 6,000 employees and an extensive network of agents and other service providers.  SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region.  More information about SIRVA can be found on the company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries.  There can be no assurance that future developments affecting us will be those anticipated by management.  These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Business-Investment Considerations” and other risks described in our 2003 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and other reports we submit to the Securities and Exchange

Commission from time to time.  We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.

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